AMENDMENT TO ADMINISTRATION AGREEMENT


      This Amendment effective as of November 1, 1998, is to the Administration Agreement dated November 1, 1992, by and between INSTITUTIONAL FIDUCIARY TRUST, a Massachusetts business trust (the "Trust"), on behalf of MONEY MARKET PORTFOLIO (the "Fund"), a series of the Trust, and FRANKLIN ADVISERS, INC., a California corporation, (the "Administrator"). The undersigned parties, intending to be legally bound, hereby agree as follows:

      Paragraph 4A is amended by changing the last sentence to read as follows:

           "The annual rate of the administration fee payable by the Fund shall be 20/100 of 1% of the value of its net assets".

      All other provisions of the Administration Agreement dated November 1, 1992, remain in full force and effect.

      IN WITNESS WHEREOF, we have signed this Amendment as of the date and year first above written.



INSTITUTIONAL FIDUCIARY TRUST
On behalf of Money Market Portfolio


By    /S/ DEBORAH R. GATZEK
      ---------------------
      Deborah R. Gatzek
      Vice President & Secretary



FRANKLIN ADVISERS, INC.


By    /S/ HARMON E. BURNS
      -------------------
      Harmon E. Burns
      Executive Vice President